                                  EXHIBIT 11
                      OGDEN CORPORATION AND SUBSIDIARIES
                       DETAIL OF COMPUTATION OF EARNINGS
                          APPLICABLE TO COMMON STOCK
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993

                                           1993         1992          1991

NUMBER OF SHARES USED FOR COMPUTATION
OF EARNINGS PER SHARE:

Average number of common shares         43,378,000    43,086,000   42,969,000


NUMBER OF SHARES USED FOR COMPUTATION
OF EARNINGS PER SHARE ASSUMING FULL
DILUTION:

Average number of common shares         43,378,000    43,086,000   42,969,000
Issuable for options-treasury
stock method
Shares issuable for conversion of
preferred stock                            356,000       382,000      419,000
Shares issuable for conversion of
debentures                                  42,000       115,000      124,000

Number of shares used for computation   43,776,000    43,583,000   43,512,000


COMPUTATION OF EARNINGS APPLICABLE
TO COMMON SHARES:
Income from continuing operations
before cumulative effect of changes
in accounting principles               $62,130,000   $60,767,000  $57,604,000
Add (deduct):
Adjustments arising from minority
interest in consolidated subsidiaries       32,000        13,000        1,000
Dividends on Ogden preferred stock        (199,000)     (213,000)    (239,000)

Consolidated income applicable to
 Ogden common stock                    $61,963,000   $60,567,000  $57,366,000

Loss from discontinued operations                                ($13,880,000)

Cumulative effect of changes in
 accounting principles                 ($5,340,000)  ($5,186,000)

COMPUTATION OF EARNINGS APPLICABLE
TO COMMON SHARE ASSUMING FULL
DILUTION:
Income from continuing operations
before cumulative effect of
changes in accounting principles       $62,130,000   $60,767,000  $57,604,000
Add:
Adjustments arising from minority
interest in consolidated subsidiaries       32,000        13,000        1,000
Debenture interest (net of applicable
income taxes)                               16,000        49,000       56,000
Consolidated income applicable to
 Ogden common stock                    $62,178,000   $60,829,000  $57,661,000

Loss from discontinued operation                                 ($13,880,000)

Cumulative effect of changes in
 accounting principles                 ($5,340,000)  ($5,186,000)


Note: Current options result in less than three percent dilution with the expectation of continuing at less than three percent dilution.